                      [LETTERHEAD OF STATE OF CALIFORNIA]

                              SECRETARY OF STATE

     I, Bill Jones, Secretary of State of the State of California, hereby certify:

     That the annexed transcript has been compared with the corporate record on file in this office, of which it purports to be a copy, and that same is full, true and correct.

                                       IN WITNESS WHEREOF, I execute
                                           this certificate and affix the Great
                                           Seal of the State of California this

                                                     Jan 21, 1997
                                           ------------------------------------

[THE GREAT SEAL OF THE
STATE OF CALIFORNIA]

                                               /s/ Bill Jones

                                               Secretary of State


SEC/State Form CE-107(Rev. 11/96)

                                                    [ENDORSED FILED
                                        In the office of the Secretary of State
                                              of the State of California

                                                      Dec 16 1996

                                                    /s/ Bill Jones

                                            BILL JONES, Secretary of State]


                           CERTIFICATE OF CORRECTION
                                       OF
                          CERTIFICATE OF DETERMINATION
                                       OF
                RIGHTS, PREFERENCES, PRIVILEGES AND RESTRICTIONS
                   OF SERIES B CONVERTIBLE PREFERRED STOCK OF
                   GRAND PRIX ASSOCIATION OF LONG BEACH, INC.
                            A CALIFORNIA CORPORATION



     The undersigned, CHRISTOPHER R. POOK and GEMMA A. BANNON, hereby certify that:

     1. They are duly elected and acting President and Secretary, respectively, of GRAND PRIX ASSOCIATION OF LONG BEACH, INC. (the "Corporation").

     2. The Certificate of Determination of Rights, Preferences, Privileges and Restrictions of Series B Convertible Preferred Stock of Grand Prix Association of Long Beach, Inc., was filed with the Secretary of State of the State of California on June 27, 1996.

     3. Section (c) of the Certificate of Determination of Rights, Preferences, Privileges and Restrictions of Series B Convertible Preferred Stock of Grand Prix Association of Long Beach, Inc. as corrected, should read as follows:

     "(c) (i) The holders of the Series B Convertible Preferred Stock shall be entitled to receive dividends when and as declared by the Board of Directors, out of any corporate assets at the time legally available for this purpose, at an annual rate equal to 4.185% of the original value of each share. The term "original value" means the price at which the first share of the Series B Convertible Preferred Stock was issued. Such dividends shall be payable in cash quarterly commencing three months following the issuance of the Series B Convertible Preferred Stock and continuing on the same day of each third month thereafter, to holders of Series B Convertible Preferred Stock of record on a date not more than sixty (60) nor less than ten (10) days preceding the respective payment date as specified by the Board of Directors or, if not so specified, as provided in the bylaws or by law. Dividends shall accrue on each share of Series B Convertible Preferred Stock from the date of its original issuance and shall accrue from day to day, whether or not earned or declared. Dividends shall be cumulative so that if dividends in respect of any previous annual dividend period at the above annual rate shall not have been paid on or declared and set apart for all Series B Convertible Preferred Stock, the deficiency shall be fully paid on or declared and set apart for those shares before any dividends may be declared and paid on Common Stock in any fiscal year of the Corporation. All dividends payable to the holders of the Series B Convertible Preferred Stock shall be paid after all dividends for the current fiscal quarter have been paid to the holders of the Series A Convertible Preferred Stock.

         (ii) The right to receive and accrue dividends shall cease on the earliest of (A) the date on which the Series B Convertible Preferred Stock is converted to Common Stock, (B) December 31, 1998, or (C) payment in full of the indebtedness of the holder of the Series B Convertible Preferred Stock to Boatman's Bank of Tennessee and certain other lenders in the aggregate principal amount of $1,500,000 (the "Unassumed Debt")."

     3. This Certificate does not alter the wording of any resolution or written consent adopted by the Board of Directors or the shareholders.

     IN WITNESS WHEREOF, the undersigned have executed this Certificate of Correction on December 10, 1996 at Long Beach, California.

                                            /s/ Christopher R. Pook
                                            ------------------------------------
                                            CHRISTOPHER R. POOK, President


                                            /s/ Gemma A. Bannon
                                            ------------------------------------
                                            GEMMA A. BANNON, Secretary


     We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

     Executed at Long Beach, California on December 10, 1996.


                                            /s/ Christopher R. Pook
                                            ------------------------------------
                                            CHRISTOPHER R. POOK


                                            /s/ Gemma A. Bannon
                                            ------------------------------------
                                            GEMMA A. BANNON

                                      -2-